Exhibit 99.1
ENERGIZER HOLDINGS, INC. ANNOUNCES PRICING
OF COMMON STOCK OFFERING
St. Louis, Missouri, May 14, 2009 — Energizer Holdings, Inc. (NYSE: ENR), today announced that the Company has priced an offering of 9,500,000 shares of common stock at a price to the public of $49.00 per share. The Company has granted the underwriters a 30-day option to purchase up to 1,425,000 additional shares at the public offering price to cover overallotments, if any. The offering is scheduled to be completed on May 20, 2009.
The Company intends to use the net proceeds of the offering to acquire the shave preparation business of S.C. Johnson & Son, Inc. and for general corporate purposes, including the repayment of indebtedness.
J.P. Morgan, Merrill Lynch & Co. and Deutsche Bank Securities are joint book-running managers for the offering. Moelis & Company LLC acted as financial advisor to the Company. The offering will be made pursuant to a registration statement under the Securities Act of 1933.
The offering is being made solely by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
A copy of the prospectus supplement and accompanying prospectus relating to the common stock can be obtained by contacting J.P. Morgan, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 Attention: Chase Distribution & Support Service Northeast Statement Processing or from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department. Before you invest, you should read the prospectus supplement and accompanying prospectus, the registration statement and the other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and this offering. Investors may obtain these documents for free by visiting the SEC’s website at www.sec.gov.
About Energizer:
Energizer Holdings, Inc., headquartered in St. Louis, Missouri and incorporated in 1999, is a consumer goods company operating globally in the broad categories of household and personal care products.
Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by the universally recognized Energizer® and Eveready® brands. The company’s comprehensive product portfolio ranges from low-cost carbon zinc batteries suited for discount class of trades and developing markets to the world’s longest lasting lithium AA and AAA primary batteries in high drain devices, plus specialty batteries, Energi To Go® chargers and a complete line of battery-powered flashlights and lanterns.
Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care feminine care and infant care categories. The company’s portfolio includes well established brand names such as Schick® and Wilkinson Sword® men’s and women’s shaving systems and disposable razors; Playtex® tampons, gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products; and Wet Ones® moist wipes.